Exhibit 99.1

NEWS RELEASE

http://www.AGCOcorp.com

For immediate release

Investor contact:

Greg Peterson

Tel.: +1.770.232.8229

Email: greg.peterson@agcocorp.com

AGCO TO ACQUIRE GSI HOLDINGS

A Leading Manufacturer of Grain Storage and Protein Production Systems

DULUTH, GA, October 3, 2011 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment, today announced that it has agreed to acquire GSI Holdings Corp. (GSI) from affiliates of New York-based Centerbridge Partners, L.P. for $940 million. With annual revenue of over $700 million, GSI is a leading global manufacturer of grain storage and protein production systems. Headquartered in Assumption, Illinois, GSI sells its products globally through more than 500 independent dealers. The transaction is expected to close before the end of 2011, subject to regulatory approval.

“GSI is an excellent fit with AGCO and will allow us to extend our reach in the agricultural industry and provide our customers with an even wider range of products and services,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “With its high quality products and services, recognized brands and global capabilities, GSI gives us strong positions in the grain storage and protein production segments and is well-positioned to benefit from increases in global grain and food demand.”

“Today marks the beginning of a very exciting chapter for GSI,” said Scott Clawson, President and Chief Executive Officer of GSI. “Through this combination, we will create a stronger business for our customers and employees that will allow us to maximize our growth opportunities, both domestically and abroad. GSI’s long and proud history will continue as part of the AGCO family.”

AGCO’s global presence along with its manufacturing and purchasing capabilities will provide additional opportunities to GSI for growth and operational efficiencies. GSI will also significantly enhance AGCO’s sales and profitability in its North American region. The transaction is expected to be immediately accretive to earnings and cash flow. AGCO has received committed bank financing from Rabobank to finance the transaction and refinance existing credit lines.

CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA

AGCO will host a conference call to discuss the transaction on October 3, 2011 at 9:00 AM ET. The U.S. dial-in number is 866-613-7270; the international dial-in number is 706-679-2608; with reference ID Code 14798028. The conference call and replay will also be available via webcast in the Investor section of www.agcocorp.com. A slide presentation will be used on the call and will be posted on the Company’s website.

Morgan Stanley is acting as financial advisor and Troutman Sanders is serving as legal advisor to AGCO. Goldman, Sachs & Co. and CIBC World Markets Inc. are acting as financial advisors and Simpson Thacher & Bartlett LLP is serving as legal advisor to GSI.

Safe Harbor Statement

Statements which are not historical facts, including expectations regarding sales growth and market position, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. These risks include possible declines in demand for products as a result of weather, demand and other conditions that impact farm income, actions by producers of competitive products, and the general risks attendant to acquisitions. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2010. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

ABOUT AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), a Fortune 500 company, was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra® and are distributed globally through 2,600 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. AGCO is headquartered in Duluth, GA, USA. In 2010, AGCO had net sales of $6.9 billion. http://www.AGCOcorp.com

ABOUT GSI

The GSI Group, LLC. is a major worldwide manufacturer of a wide range of agricultural equipment and systems. The Company believes that it is the largest global manufacturer of grain storage systems and one of the largest global providers of protein production equipment for swine and poultry producers. The Company markets its agricultural equipment primarily under its GSI®, DMC®, FFI™, Zimmerman™, AP™, Cumberland®, Hired Hand™ and Agromarau™ brand names in approximately 100 countries through a network of over 1,000 independent dealers.

http://www.gsiag.com

CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA

ABOUT CENTERBRIDGE PARTNERS, L.P.

Centerbridge Partners, L.P. is a private investment firm based in New York City and currently has approximately $17 billion in capital under management. The firm focuses on private equity and credit investments. The firm is dedicated to partnering with world-class management teams across targeted industry sectors to help companies achieve their operating and financial objectives.

http://www.centerbridge.com

CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA